    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2000

                                                      REGISTRATION NO. 333-48516
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               OTG SOFTWARE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

          DELAWARE                         7372                        52-1769077
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
             OF                 CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
      INCORPORATION OR
        ORGANIZATION)

                            ------------------------

                      6701 DEMOCRACY BOULEVARD, SUITE 800
                               BETHESDA, MD 20817
                                 (301) 897-1400

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                                 RICHARD A. KAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               OTG SOFTWARE, INC.
                      6701 DEMOCRACY BOULEVARD, SUITE 800
                               BETHESDA, MD 20817
                                 (301) 897-1400
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

              DAVID SYLVESTER, ESQ.                             EDWIN M. MARTIN, JR., ESQ.
               BRENT B. SILER, ESQ.                                JANE K. P. TAM, ESQ.
             SCOTT E. PUESCHEL, ESQ.                        PIPER MARBURY RUDNICK & WOLFE LLP
                HALE AND DORR LLP                                 1200 19TH STREET, N.W.
               11951 FREEDOM DRIVE                                WASHINGTON, D.C. 20036
                 RESTON, VA 20190                               TELEPHONE: (202) 861-3900
            TELEPHONE: (703) 654-7000                            TELECOPY: (202) 223-2085
             TELECOPY: (703) 654-7100

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $ 36,290
NASD filing fee.............................................    14,246
Printing and engraving expenses.............................   200,000
Legal fees and expenses.....................................   300,000
Accounting fees and expenses................................    80,000
Blue Sky fees and expenses (including legal fees)...........    10,000
Transfer agent and registrar fees and expenses..............    20,000
Miscellaneous...............................................    89,464
                                                              --------
    Total...................................................  $750,000
                                                              ========


    The Company will bear all expenses shown above.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws") and Indemnification Agreements entered into with each executive officer and director, provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Form of Indemnification Agreement incorporated by reference as Exhibits 3.1, 3.4, and 10.6 hereto, respectively.

    The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since September 1997, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

    (a) Issuances of Capital Stock, Convertible Notes and Warrants.

        1. On June 8, 1998, in connection with the Registrant's reincorporation into Delaware, the Registrant issued an aggregate of 26,207,606 shares of common stock to Richard A. Kay, F. William Caple, Eugene Sandler and Alexandra Kay, the four stockholders of the Registrant's predecessor Maryland corporation in exchange for all the outstanding common stock of the Registrant's predecessor Maryland corporation. This transaction was exempt from registration under Section 4(2) of the Securities Act.

        2. On June 9, 1998, the Registrant issued convertible subordinated notes in the aggregate principal amount of $7,636,364 to ABS Capital Partners II, L.P., Greylock IX Limited Partnership and Michael P. Murray. The convertible subordinated notes earn 8% interest per year from the date of issuance to June 9, 1999, 10% interest from June 9, 1999 to June 9, 2000 and 12% interest from June 9, 2000 to maturity on December 9, 2000. Upon the closing of the Registrant's initial public offering, the principal balance of the convertible subordinated notes converted automatically into 4,161,506 shares of the Registrant's common stock and the interest thereon was forgiven. This transaction was exempt from registration under Section 4(2) of the Securities Act.

        3. On December 1, 1998, the Registrant's predecessor corporation issued a warrant to purchase 30,000 shares of common stock to Galina Schiff in exchange for an executed release agreement. The Registrant's predecessor corporation did not obtain a valuation for the release agreement and the Registrant cannot estimate the value of the release agreement. This transaction was exempt from registration under Section 4(2) of the Securities Act.

        4. On December 22, 1998, the Registrant issued an aggregate of 476,190 shares of common stock to five employees, Scott R. Nickel, Mark L. Hanson, Stewart Nickel, Paul Matsko and Robert Alan Depelteau, for an aggregate purchase price of $873,809 pursuant to restricted stock agreements under the Registrant's 1998 Stock Incentive Plan. The employees each issued promissory notes to the Registrant for their respective shares. This transaction was exempt from registration under Rule 701 of the Securities Act.

        5. On April 25, 2000, the Registrant issued an aggregate of 160,000 shares of common stock and $1.75 million cash to seven individuals as payment for all the outstanding stock of xVault, Inc.

    This transaction was structured as a reverse triangular merger. This transaction was exempt from registration under Rule 506 of the Securities Act.

    (b) Certain Grants and Exercises of Stock Options. The Registrant's 1998 Stock Incentive Plan was adopted by the Board of Directors and approved by the stockholders of the Registrant in August 1998. As of April 21, 2000, the date the Registrant filed the Registration Statement on Form S-8 registering the shares issuable under the Registrant's stock plans, 11,700 options to purchase shares of common stock had been exercised, options to purchase 3,930,206 shares of common stock were outstanding and 476,190 shares of restricted stock had been granted under the 1998 Stock Incentive Plan. The Registrant's 2000 Stock Incentive Plan was adopted by the Board of Directors and approved by the Registrant's stockholders in February 2000. As of April 21, 2000, no options to purchase shares of common stock had been exercised and options to purchase 61,000 shares of common stock were outstanding under the 2000 Stock Incentive Plan.

    No underwriters were involved in the foregoing sales of securities. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:


       EXHIBIT
         NO.                                    DESCRIPTION
---------------------                           -----------
      1.1               Form of Underwriting Agreement
      3.1**             Amended and Restated Certificate of Incorporation of the
                          Registrant
      3.2               [Intentionally deleted]
      3.3               [Intentionally deleted]
      3.4**             Amended and Restated By-Laws of the Registrant
      4.1**             Specimen common stock certificate
      4.2**             See Exhibits 3.1 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining
                          the rights of holders of common stock of the Registrant
      5.1               Opinion of Hale and Dorr LLP
     10.1**             1998 Stock Incentive Plan, as amended
     10.2**             2000 Stock Incentive Plan
     10.3***            2000 Employee Stock Purchase Plan, as amended
     10.5**             Lease for 6701 Democracy Boulevard, Suite 805, Bethesda,
                          Maryland 20817, as amended
     10.6**             Form of Indemnification Agreement executed with directors
                          and executive officers
     10.7**             Employment Agreement with Richard A. Kay, as amended
     10.8**             Employment Agreement with F. William Caple, as amended
     10.9**             Employment Agreement with Ronald W. Kaiser, as amended
     10.10**            Form of Subchapter S Tax Indemnification Agreement executed with all existing stockholders
     10.11**            Registration Rights Agreement dated as of June 9, 1998
     10.12****          Agreement and Plan of Merger by and among OTG Software,
                          Inc., OTG Merger Corp. and xVault, Inc., dated April 17,
                          2000.
     10.13*****         Lease for facilities at 2600 Tower Oaks Boulevard in
                          Rockville, Maryland.
     10.14+             Security Agreement dated as of July 22, 1999 by and among
                          Online Technologies Group, Inc., OTG Software, Inc. and
                          PNC Bank, National Association as amended by the
                          Affirmation and Partial Release dated as of October 30,
                          2000, by and between OTG Software, Inc. and PNC Bank,
                          National Association
     10.15+             Amended and Restated Loan Agreement dated as of October 30,
                          2000, by and betwen OTG Software and PNC Bank, National
                          Association, and a related Amended and Restated Revolving
                          Credit Note
     16.1**             Letter from Grant Thornton LLP
     21.1+              Subsidiaries of the Registrant
     23.1+              Consent of KPMG LLP

     23.2+              Consent of KPMG LLP
     23.3               Consent of Hale and Dorr LLP (included in Exhibit 5.1)
     24.1               Powers of Attorney (included on page II-5)


------------------------


**                      Incorporated by reference to the exhibit of the same number filed with the Registrant's Registration Statement on Form
                        S-1 (No. 333-93581).
***                     Incorporated by reference to Exhibit 10.3 filed with the
                        Registrant's Quarterly Report on Form 10-Q for the three
                        month period ended March 31, 2000 (No. 000-29809).
****                    Incorporated by reference to Exhibit 2.1 filed with the
                        Registrant's Current Report on Form 8-K, dated May 9, 2000
                        (No. 000-29809).
*****                   Incorporated by reference to Exhibit No. 10.6 filed with the
                        Registrant's Quarterly Report on Form 10-Q for the three
                        month period ended June 30, 2000 (No. 000-29809).


    +   Previously filed

    (b) Financial Statements:

    Schedule II--Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 9th day of November, 2000.


                                                       OTG SOFTWARE, INC.
                                                       By:             /s/ RICHARD A. KAY
                                                            ----------------------------------------
                                                                         Richard A. Kay
                                                             PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                               CHAIRMAN OF THE BOARD OF DIRECTORS

                        POWER OF ATTORNEY AND SIGNATURES

    We, the undersigned officers, directors and authorized representatives of OTG Software, Inc. hereby severally constitute and appoint Richard A. Kay, F. William Caple, Ronald W. Kaiser and Brent B. Siler, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable OTG Software, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                               TITLE                        DATE
             ---------                               -----                        ----
                                      President, Chief Executive Officer
         /s/ RICHARD A. KAY           and Chairman of the Board of
-----------------------------------   Directors (Principal Executive        November 9, 2000
           Richard A. Kay             Officer)
                 *
-----------------------------------   Executive Vice President, Secretary   November 9, 2000
          F. William Caple            and Director
                 *                    Chief Financial Officer and
-----------------------------------   Treasurer (Principal Financial and    November 9, 2000
          Ronald W. Kaiser            Accounting Officer)
                 *
-----------------------------------   Director                              November 9, 2000
        Gabriel A. Battista
                 *
-----------------------------------   Director                              November 9, 2000
            John Burton
                 *
-----------------------------------   Director                              November 9, 2000
         Joseph R. Chinnici
                 *
-----------------------------------   Director                              November 9, 2000
      Geaton A. DeCesaris, Jr.
                 *
-----------------------------------   Director                              November 9, 2000
        Donald B. Hebb, Jr.


*                     /s/ RICHARD A. KAY
            --------------------------------------
               Richard A. Kay, ATTORNEY-IN-FACT